UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2016

THE KEYW HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-34891 (Commission File Number)	27-1594952 (IRS Employer Identification No.)

7740 Milestone Parkway, Suite 400
Hanover, Maryland 21076
(Address of principal executive offices) (Zip Code)

(443) 733-1600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On March 15, 2016, the KEYW Holding Corporation (the “Company”) filed its Annual Report on Form 10-K for the year ended December 31, 2015. Certain of the Company’s audited financial results included in the Form 10-K were revised from the unaudited financial results included in the Company’s earnings press release and related Form 8-K dated February 24, 2016.

As discussed in the February 24, 2016 press release and related Form 8-K, the Company announced it was seeking strategic alternatives for its Commercial Cyber Solutions segment. Based on information received and analysis performed subsequent to February 24, 2016, the Company concluded that it was more likely than not that the fair value of the Commercial Cyber Solutions segment had fallen below the carrying value. As a result, the Company completed a Step 1 analysis of goodwill which indicated the fair value was lower than the segment’s carrying value. In accordance with ASC 350-20-35-18, management has elected to make an estimate of the goodwill impairment charge as of December 31, 2015 subject to finalizing a Step 2 analysis during the first quarter of 2016. The estimate was based on a number of factors, including the estimated fair value of working capital assets, fixed assets, customer relationships, deferred revenue and developed technology as well as relevant market-related data. The estimated impairment to goodwill for the Commercial Cyber Solutions segment as of December 31, 2015 is $8.0 million.

The impact of the goodwill impairment was to increase the GAAP net loss for the fourth quarter and full year ended December 31, 2015 by $8.0 million. For the fourth quarter and full year 2015, GAAP net loss per diluted share were initially reported at $0.12 and $1.31 per share, respectively, which have been revised to a diluted net loss of $0.33 and $1.51 per share, respectively. The goodwill impairment did not affect the Company’s unaudited Adjusted EBITDA results for the fourth quarter and full year 2015 previously reported on February 24, 2016.

The Company’s revised 2015 financial results, including the consolidated audited financial statements included in the Form 10-K are attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description
99.1	2015 Financial Results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KEYW HOLDING CORPORATION
(Registrant)

/s/ Philip L. Calamia
DATE: March 15, 2016	Philip L. Calamia
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	2015 Financial Results